Exhibit 10.2

ARIAD PHARMACEUTICALS, INC.
DIRECTOR COMPENSATION ARRANGEMENTS

Effective June 24, 2010 and until further modified by the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Corporation”), the Corporation’s non-employee directors will receive the compensation set forth below.  Non-employee directors do not receive any other compensation for service on the Board of Directors or its committees, other than reimbursement of reasonable expenses. Directors who are also employees of the Corporation do not receive any additional compensation for their service on the Board of Directors.  All equity awards are granted under the Corporation’s 2006 Long Term Incentive Plan, as amended.

Upon initial election to the Board of Directors (one-time grant)	A stock option award to purchase 25,000 shares of common stock. (1)

An award of 20,000 shares of common stock, pro-rated for the number of full and partial calendar quarters remaining in the year.  In lieu of common stock, a director may elect to receive (i) 20,000 restricted stock units or (ii) a number of stock options based on the value of 20,000 shares of common stock and application of the Black-Scholes option valuation model, each pro-rated for the number of full and partial calendar quarters remaining in the year, such election to be made before the director commences service as a member of the Board. (2) (3)

Annually
An award of (i) 20,000 shares of restricted stock, (ii) 20,000 restricted stock units or (iii) a number of stock options based on the value of 20,000 shares of common stock and application of the Black-Scholes option valuation model, as elected by each director prior to December 15 of each year for compensation to be received in the following year. (2) (3)

A cash retainer of $25,000, paid quarterly in arrears for ongoing service to the Board and pro-rated for any partial year of service.  In lieu of the cash retainer, each director may elect to receive shares of restricted stock, restricted stock units or stock options based on the $25,000 retainer and application of the Black-Scholes option valuation model, such election to be made prior to December 15 of each year for compensation to be received in the following year. (3) (4)

Upon the 10th, 15th and 20th anniversary of service on the Board of Directors	A stock option award to purchase 20,000 shares, 25,000 shares and 35,000 shares of common stock, respectively. (2)

(1)  Stock options vest one-third on each anniversary of the award date while the director remains in service with us.  The exercise price is the closing price of our common stock as quoted on The NASDAQ Global Market on the date of grant.  This award has a term of ten years subject to earlier termination.

(2)  Awards of common stock, restricted stock, restricted stock units or stock options are fully-vested on the date of grant and are not subject to repurchase by the Company. The exercise price for stock options shall be the closing price of the Corporation’s common stock on the date of grant.

(3)   Directors may select future payment dates for the shares issued upon the settlement of restricted stock units, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

(4)  Awards of restricted stock, restricted stock units or stock options will vest as to 25% of the award each calendar quarter. The exercise price for stock options shall be the closing price of the Corporation’s common stock on the date of grant.